Exhibit 1(a)
PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU ("MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC ("Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the "PRIIPs Regulation") for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
11 May 2018
Western Power Distribution (West Midlands) plc
Issue of GBP 30,000,000 RPI Index Linked Senior Unsecured Notes due May 2028
under the £3,000,000,000
Euro Medium Term Note Programme

Part A
Contractual Terms

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Prospectus dated 15 September 2017 and the supplement dated 15 March 2018, which together constitute a base prospectus (the Prospectus) for the purposes of the Prospectus Directive (Directive 2003/71/EC), as amended (the Prospectus Directive). This document constitutes the Final Terms of the Notes described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with such Prospectus as so supplemented. Full information on the Issuer and the offer of the Notes is only available on the basis of the combination of these Final Terms and the Prospectus as so supplemented. The Prospectus and the supplemental Prospectus are available for viewing at www.westernpower.co.uk and during normal business hours at Avonbank, Feeder Road, Bristol BS2 0TB and copies may be obtained from Avonbank, Feeder Road, Bristol BS2 0TB. The Prospectus and (in the case of Notes listed and admitted to trading on the regulated market of the London Stock Exchange) the applicable Final Terms will also be published on the website of the London Stock Exchange: www.londonstockexchange.com/exchange/news/market-news/market-news-home.html.

1	Issuer:		Western Power Distribution (West Midlands) plc
2	(i)	Series Number:	2018-2
	(ii)	Tranche Number:	1
	(iii)	Date on which the Notes will be consolidated and form a single Series	Not Applicable
3	Specified Currency or Currencies:		Pounds Sterling (“£”)
4	Aggregate Nominal Amount:
	(i)	Series:	£ 30,000,000
	(ii)	Tranche:	£ 30,000,000
5	(i)	Issue Price of Tranche:	102.655 per cent. of the Aggregate Nominal Amount

6	(i)	Specified Denominations:	£100,000 and integral multiples of £1,000 in excess thereof up to and including £199,000. No Notes in definitive form will be issued with a denomination of integral multiples above £199,000.
	(ii)	Calculation Amount:	£1,000
7	(i)	Issue Date:	16 May 2018
	(ii)	Interest Commencement Date:	Issue Date
8	Maturity Date:		16 May 2028
9	Interest Basis:		Index Linked Interest (further particulars specified below)
10	Redemption Basis:		Subject to any purchase and cancellation or early redemption, the Notes will be redeemed on the Maturity Date at 100 per cent. of their nominal amount
11	Change of Interest Basis or Redemption/ Payment Basis:		Not Applicable
12	Put/Call Options:		Restructuring Put Option
(further particulars specified in paragraph 22)
13	Date approval by Committee of the Board of Directors for issuance of Notes obtained:		8 May 2018
Provisions Relating to Interest (if any) Payable
14	Fixed Rate Note Provisions		Applicable
	(i)	Rate of Interest:	0.01 per cent. per annum payable semi-annually in arrear (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio)
	(ii)	Interest Payment Dates:	16 May and 16 November in each year from and including 16 November 2018 to and including the Maturity Date
	(iii)	Fixed Coupon Amount:	£0.050 per Calculation Amount per semi-annual period (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio))
	(iv)	Broken Amount:	Not Applicable
	(v)	Day Count Fraction:	Actual/Actual ICMA
	(vi)	Determination Dates:	16 May and 16 November in each year
15	Floating Rate Note Provisions		Not Applicable
16	Zero Coupon Note Provisions		Not Applicable
17	Index Linked Interest Note Provisions		Applicable
	(i)	Rate of Interest:	Fixed, calculated in accordance with paragraph 14 above
	(ii)	Minimum Indexation Factor:	Not Applicable
	(iii)	Maximum Indexation Factor:	Not Applicable
	(iv)	Base Index Figure:	278.19677 calculated as an interpolation between RPI figures in February 2018 and March 2018
	(v)	Limited Indexation Month(s):	Not Applicable
	(vi)	Reference Gilt:	1.25 per cent. Index-Linked Treasury Stock due 2027
	(vii)	Index Figure applicable	3 months lag
18	Ratings Downgrade Rate Adjustment		Not Applicable
Provisions Relating to Redemption
19	Index Linked Redemption Provisions		Applicable
	(i)	Minimum Indexation Factor:	Not Applicable
	(ii)	Maximum Indexation Factor:	Not Applicable

	(iii)	Base Index Figure:	278.19677 calculated as an interpolation between RPI figures in February 2018 and March 2018
	(iv)	Reference Gilt:	1.25 per cent. Index-Linked Treasury Stock due 2027
	(v)	Index Figure applicable	3 months lag
	(vi)	Redeemable in part:	Not Applicable
20	Issuer Call		Not Applicable
21	Investor Put		Applicable (Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event) applies)
	(i)	Optional Redemption Date(s):	On the Put Date (as specified in the relevant Put Event Notice) (where (Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event) applies)
	(ii)	Notice Period:	As per Condition 6(g) (Redemption at the Option of Noteholders on a Restructuring Event)
	(iii)	Optional Redemption Amount(s):	£1,000 (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio) and paragraph 19 above) per Calculation Amount
22	Restructuring Put Option		Applicable 6(g) (Redemption at the Option of the Noteholders on a Restructuring Event) applies
	(i)	Optional Redemption Amount(s):	£1,000 (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio) and paragraph 19 above) per Calculation Amount
23	Final Redemption Amount:		£1,000 (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio) and paragraph 19 above) per Calculation Amount
24	Early Redemption Amount payable on redemption for taxation reasons or on event of default		£1,000 (as adjusted in accordance with Condition 7(a) (Application of the Index Ratio) and paragraph 19 above) per Calculation Amount
General Provisions Applicable to the Notes
25	Form of Notes:		Bearer
	(i)	if issued in Bearer form:	Temporary Global Note exchangeable for a permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the permanent Global Note.
		New Global Note/NSS:	Yes (NGN)
26	Additional Financial Centre(s) or other special provisions relating to payment dates:		Not Applicable
27	Talons for future Coupons to be attached to Definitive Notes:		No

Signed on behalf of
Western Power Distribution (West Midlands) plc

_______________________________________
By:     I R WILLIAMS

Part B
Other Information

1	Listing and Admission to Trading
	(i)	Listing and admission to trading:
Application is expected to be made by the Issuer (or on its behalf) for the Notes to be admitted to trading on the London Stock Exchange’s regulated market and listing on the Official List of the UK Listing Authority and this is expected to be effective from 16 May 2018

	(ii)	Estimate of total expenses related to admission to trading:	£1750
2	Ratings
	Ratings:		The Notes to be issued have been rated:
Baa1 (Stable) by Moody's Investors Service Limited (Moody's); and

A- (Stable) by Standard & Poor's Credit Market Services Europe Limited (S&P)
Each of Moody's and S&P is established in the European Union and is registered under Regulation (EC) No. 1060/2009 (as amended)
3	Interests of Natural and Legal Persons Involved in the Issue
Save for any fees payable to the Managers, so far as the Issuer is aware, no person involved in the issue of the Notes has an interest material to the offer.
4	Reasons for the Offer, Estimated Net Proceeds and Total Expenses
	(i)	Reasons for the offer	See the section entitled “Use of proceeds” in the Prospectus
	(ii)	Estimated net proceeds:	Not Applicable
	(iii)	Estimated total expenses:	Not Applicable
5	Yield (Fixed Rate Notes only)
	Indication of yield:		0.252 per cent.
6	Operational Information
	(i)	ISIN Code:	XS1821535678
	(ii)	Common Code:	182153567
	(iii)	Any clearing system(s) other than Euroclear Bank SA/NV and Clearstream Banking S.A. and the relevant identification number(s):	Not Applicable
	(iv)	Delivery:	Delivery against payment
	(v)	Names and addresses of additional Paying Agent(s) (if any):	Not applicable

	(vi)	Intended to be held in a manner which would allow Eurosystem eligibility:
Yes. Note that the designation "yes" simply means that the Notes are intended upon issue to be deposited with one of the international central securities depositories (ICSD) as common safekeeper and registered in the name of a nominee of one of the ICSDs acting as common safekeeper, that is, held under the NSS, and does not necessarily mean that the Notes will be recognised as eligible collateral for Eurosystem monetary policy and intra day credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the European Central Bank (the ECB) being satisfied that Eurosystem eligibility criteria have been met.

7	Distribution
	(i)	Method of distribution:	Non-syndicated
	(ii)	If syndicated, names and addresses of Managers):	Not Applicable
	(iii)	Date of Dealer Agreement:	15 September 2017
	(iv)	Stabilisation Manager(s) (if any):	Not Applicable
	(v)	If non-syndicated, name and address of relevant Dealer:	RBC Europe Limited Riverbank House 2 Swan Lane London EC4R 3BF
	(vi)	U.S. Selling Restrictions:	Reg. S Compliance Category 2; TEFRA D not applicable
	(vii)	Prohibition of Sales to EEA Retail Investors:	Applicable